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Exhibit 5.1

September 29, 2014

Diplomat Pharmacy, Inc.
4100 S. Saginaw St.
Flint, Michigan 48507

Ladies and Gentlemen:

        We have acted as counsel to Diplomat Pharmacy, Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-1, (Registration No. 333-197224) of the Company (as amended through the date hereof and including all exhibits thereto, the "Registration Statement"), including a related prospectus filed with the Registration Statement (the "Prospectus"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to a proposed underwritten public offering (the "Offering") of up to 15,333,333 shares of the Common Stock, no par value, of the Company (the "Common Stock"), comprised of (i) up to an aggregate of 10,000,000 shares of Common Stock to be sold by the Company (the "Company Shares"), and (ii) up to an aggregate of 5,333,333 shares of Common Stock to be sold by certain shareholders of the Company, which includes 2,000,000 shares that may be sold by such shareholders upon exercise of the option to purchase additional shares granted to the underwriters of the Offering (the "Selling Shareholder Shares" and together with the Company Shares, the "Shares"). The Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement referred to in the Registration Statement (the "Underwriting Agreement").

        Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that (i) the Company Shares have been duly authorized by the Company and, when issued and sold in accordance with the Registration Statement and the Prospectus, with payment received by the Company in the manner described in the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and (ii) the Selling Shareholder Shares have been duly authorized by the Company, and are validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,
/S/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

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  Exhibit 5.1